Exhibit 10.18

October 19, 2005

Mr. Rand L. Rosenberg
945 Crest Road
Del Mar, CA 92014

Dear Rand:

On behalf of PG&E Corporation, I am pleased to extend an invitation to you to join our organization as Senior Vice President, Corporate Strategy and Development, reporting to me.

Your initial total compensation package will consist of the following:

1.	An annual base salary of $475,000 ($39,583.33/month) subject to possible increases through our annual salary review plan.

2.
A target incentive of $261,250 (55% of your base salary) in an annual short-term incentive plan under which your actual incentive dollars may range from zero to $522,500 based on performance relative to established goals. For 2005, this incentive will be prorated for the number of months worked from your date of hire and will be payable in 2006.

3.
Participation in the PG&E Corporation Long-Term Incentive Plan (LTIP) as a band 2 officer. Your initial LTIP grant will take the form of restricted stock with annual time-based vesting over four calendar years on the first business days of January 2006, 2007, 2008, and 2009, respectively. That grant will have an initial value of $400,000, which will be converted to shares of restricted stock based on the closing price of PG&E Corporation common stock on your date of hire. You will also receive a 2006 LTIP grant with an initial value of $800,000. That grant will be spit equally between restricted stock and performance shares, and will be made on the first business day of January 2006. The ultimate value that you realize from these grants will depend upon your employment status and the performance of PG&E Corporation common stock.

4.
Participation in the PG&E Corporation Supplemental Executive Retirement Plan (SERP). The basic benefit payable from the SERP at retirement is a monthly annuity equal to the product of 1.7% x [average of the three highest years’ combination of salary and annual incentive for the last ten years of service] x years of credited service x 1/12.

5.
Participation in the PG&E Corporation Retirement Savings Plan (RSP), a 401(k) savings plan. You will be eligible to contribute as much as 20% of your salary on either a pre-tax or after-tax basis, subject to legal limits. After your first year of service, we will match contributions you make up to 3% of your salary at 75 cents on each dollar contributed for the first three years of employment. Thereafter, we will match contributions up to 6% of your salary at 75 cents on each dollar contributed.

Mr. Rosenberg
October 19, 2005

6.
Participation in the PG&E Corporation Supplemental Retirement Savings Plan (SRSP), a non-qualified, deferred compensation plan. You may elect to defer payment of some of your compensation on a pre-tax basis. We will provide you with the full matching contributions that cannot be provided through the RSP, due to legal limitations imposed on highly compensated employees.

7.
Participation in a cafeteria-style benefits program that permits you to select coverage tailored to your personal needs and circumstances. The benefits you elect will be effective the first of the month following the date of your hire.

8.
PG&E Corporation also offers employees an initial allocation of Paid Time Off (PTO) upon hire; this initial allocation may be up to 160 hours based on start date. Future allocations of PTO are made each year on January 1 and are based on your start date and amount worked in the preceding year. For example, by starting work in November and working full-time for the remainder of 2005, you will be eligible for 80 hours of PTO upon hire and 27 hours on January 1, 2006. Beginning January 1, 2007, you will be eligible for 160 hours of PTO, provided that you work full-time for all of 2006. In addition, PG&E Corporation recognizes 10 paid company holidays annually and provides 3 floating holidays immediately upon hire and at the beginning of each year.

9.
An annual perquisite allowance of $25,000 to be used in lieu of individual authorizations for cars and memberships in clubs and civic organizations. For 2005, you will receive 50% of this amount ($12,500).

10.
A comprehensive executive relocation assistance package, including: (1) the reimbursement of closing costs on the sale of your current residence, contingent upon using a PG&E-designated relocation company and purchasing a new residence; (2) the move of your household goods, including 60 days of storage and the movement of the goods out of storage; and (3) a lump sum payment of $10,000 payable within 60 days of your date of employment. Should you have any questions regarding the relocation package, please contact Denise Nicco, Director of Relocation at (415) 817-8230.

As we have discussed, this offer is contingent upon your passing a comprehensive background verification, including a credit check, and a standard drug analysis test. We will also need to verify your eligibility to work in the United States based on applicable immigration laws.

Mr. Rosenberg
October 19, 2005

I look forward to your joining our team and believe you will make a strong contribution to the achievement of the mission and goals of PG&E Corporation. I would appreciate receiving your written acceptance of this offer as soon as possible. Please call me at any time if you have questions.

Sincerely,

/s/  Peter A. Darbee
PETER A. DARBEE
Chief Executive Officer and President

This is to confirm my acceptance of PG&E Corporation’s offer as the Senior Vice President, Corporate Strategy and Development outlined above.

                                                /s/ Rand Rosenberg                10/21/05
                                                        (Signature and Date)